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                                                                   EXHIBIT 10.41

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is made and entered into as of this 26th day of June, 2000, by and between Dynamic Details, Incorporated, Virginia, a Delaware corporation ("DDI") (DDI and any assignee are the "Buyer"), and Automata International, Inc., a Virginia corporation, successor by merger to Automata, Inc., Debtor and Debtor in Possession (the "Seller") under Case No. 00-2845 (MFW) (the "Case") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

                                    RECITALS

A. Seller is engaged in the manufacture of printed circuit boards and the performance of other electronic manufacturing services (the "Business").

B. Seller wishes to sell to Buyer certain assets it uses in connection with the Business at the price and on the other terms and conditions specified in detail below and Buyer wishes to so purchase and acquire such assets from Seller.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   Transfer of Assets.

     1.1 Purchase and Sale of Assets. On the Closing Date, as hereinafter defined, in consideration of the covenants, representations and obligations of Buyer hereunder, and subject to the conditions hereinafter set forth, Seller shall sell, assign, transfer, convey and deliver to DDI or to DDI's designee (the "Buyer"), and said Buyer shall purchase from Seller all of Seller's right, title and interest as of the Closing Date in and to the following assets, wherever located (collectively, the "Property"), such sale to be free and clear of all liens, claims, encumbrances, interests, and other rights of third parties other than and excepting only Assumed Liabilities (as defined hereinafter):

            1.1.1 Real Property. All of Seller's right, title and interest in and to the real property in the County of Loudoun Virginia (a part of which is sometimes referred to as 1200 Severn Way, Sterling, Virginia), described in
EXHIBIT 1.1.1 (the "Real Property") arising under any of:

            a. Agreement of Lease dated November 23, 1992 between Nessys Corporation as landlord and Automata, Inc., as tenant, as amended by addendum executed September 18, 1998 (the "Sterling Lease");

            b. Revised Option Agreement dated September 14, 1998 between Nessys Corporation as owner and Automata International, Inc., successor by merger to Automata, Inc. (the "Sterling Option"); and
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            c.  Any recognition or non-disturbance agreements relating to the
                Sterling Lease or Sterling Option (the "Sterling NDA").

The Sterling Lease, Sterling Option and Sterling NDA are collectively the "Real Property Lease and Related Agreements").

            1.1.2 Improvements. Any improvements and fixtures located on, or installed at, the Real Property, whether or not listed in EXHIBIT 1.1.3 and, to the extent not listed in EXHIBIT 1.1.3, limited to the extent, if any, of Seller's interest in the same (collectively, the "Improvements").

            1.1.3 Personal Property. All of those items of equipment and tangible property owned by Seller, wherever located, including all such listed in EXHIBIT 1.1.3 attached to this Agreement and any other tangible personal property acquired by Seller after the date hereof but prior to the Closing Date in connection with the Business (collectively, the "Personal Property"). As used in this Agreement, the Personal Property shall not include the Inventory.

            1.1.4    Leases and Contracts. Seller's right, title and interest
(i) as lessee under those equipment, personal property and intangible property leases, rental agreements, licenses, contracts, agreements and similar arrangements described on EXHIBIT 1.1.4(I) to this Agreement to the extent designated by the Buyer prior to the Closing, or thereafter if so designated within 60 days after the Closing Date as being assumed by the Buyer pursuant to
Section 3.6 (collectively, the "Other Leases"), and (ii) as a party to those other contracts, leases, orders, purchase orders, licenses, contracts, agreements and similar arrangements described on EXHIBIT 1.1.4(II) to the extent designated by the Buyer prior to the Closing, or thereafter if so designated within 60 days after the Closing Date as being assumed by the Buyer pursuant to Sections 3.6 (collectively, the "Other Contracts" and together with the Other Leases, the "Other Leases and Contracts").

             1.1.5 Intangible Property. All intangible personal property owned or held by Seller, including all trademarks, copyrights, patents, service marks, and applications and licenses for any of the foregoing, whether registered or unregistered, and all brand names, logos, designs, drawings, formulas, names, marks and proprietary rights, whether or not listed in EXHIBIT
1.1.5 and, to the extent not listed in EXHIBIT 1.1.5, limited to the extent of Seller's interest therein, together with all Records referenced in Section1.1.8 (collectively, the "Intangible Property"). As used in this Agreement, Intangible Property shall in all events exclude, (i) any materials containing privileged communications or information about employees, disclosure of which would violate an employee's reasonable expectation of privacy and any other materials which are subject to attorney-client or any other privilege, and (ii) Seller's corporate books and records relating to its organization and existence.

             1.1.6 Receivables. All accounts, accounts receivable, notes receivable and all other rights to payment arising out of the sale of goods or services or the operation of the Business and all causes of action relating or pertaining to the foregoing (collectively, the "Receivables"), outstanding on the close of business on the last business day prior to the Closing Date, or arising thereafter, and all cash and cash equivalents which are proceeds of Receivable received at any time after the close of business on or after the last business day prior to the Closing Date.

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             1.1.7    Inventory. All supplies, goods, materials, work in
process, inventory, stock in trade and finished goods owned by Seller, wherever located (collectively, the "Inventory") in existence on the close of business on the last business day prior to the Closing Date.

             1.1.8 Books and Records. All operating records and books of account and customer, sales representative, manufacturers' representative and supplier information (the "Records") that relate primarily to the Business and reflect the conduct or operations of the Business; all customer and supplier lists, including mailing lists, warranty lists and all related files and data bases, relating to the Business; all rights and other interest in all computer software and computer software licenses used in the Business in respect of customer data bases, order history, order taking and solicitation, and related matters; all rights in any webpage, website or domain name and address, and any intellectual property related thereto, and all related hardware and software, and all promotional materials, including signs, videotapes, brochures, infomercials, product literature, posters and banners.

             1.1.9 Insurance. Insurance proceeds, claims and causes of actions with respect to loss or damage to the Property.

      1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Property shall not include the following (the "Excluded Assets"):
(i) all cash and cash equivalents on hand as of the close of business of the last business day prior to the Closing Date, wherever located; (ii) capital stock in subsidiaries of the Company; (iii) assets due the Company from the liquidation of its foreign subsidiaries described in EXHIBIT 1.2 (III), (iv) interests of the Company in other real property described in EXHIBIT 1.2 (IV);
(v) Inventory transferred or used by Seller in the ordinary course of the Business prior to the close of business on the last business day prior to the Closing Date; (vi) any lease, rental agreement, contract, agreement, license or similar arrangement not referenced in Section 1.1.1 and not listed on EXHIBIT 1.1.4(I) OR 1.1.4(II) which has terminated or expired prior to the Closing Date in accordance with its terms or in the ordinary course of the Business; (vii) any right, property or asset listed on EXHIBIT 1.2 (VII) hereto; (viii) all preference or avoidance claims and actions of the Seller against third parties, including, without limitation, any such claims and actions arising under Sections 544, 547, 548, 549, and 550 of the United States Bankruptcy Code; (ix) the Seller's rights under this Agreement and all cash and non-cash consideration payable or deliverable to the Seller pursuant to the terms and provisions hereof; (x) refunds and rebates with respect to previously paid insurance premiums, (xi) refunds and rebates from taxing authorities, (xii) insurance proceeds, claims and causes of action with respect to or arising in connection with (A) any contract which is not assigned to Buyer at or after the Closing, or
(B) any item of tangible or intangible property not acquired by Buyer at or after the Closing, (xi) all contracts with any present, former or prospective employee or consultant or their affiliates or members or their immediate families, including non-competition and confidentiality agreements, (xii) all contracts in any manner restricting or conditioning the right of the Seller, the Buyer or the Business to do business or compete anywhere in the world in any product line or business, and (xiii) any other asset of the Seller that the Buyer designates in writing as an Excluded Asset on or before the Closing Date.

      1.3 Instruments of Transfer. The sale, assignment, transfer, conveyance and delivery of the Property to Buyer and the assumption of liabilities provided herein by Buyer shall be made by assignments, bill of sale, and other instruments of assignment, transfer and conveyance

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provided for in Section 3 below and such other instruments as may reasonably be requested by Buyer or Seller (the "Instruments of Transfer"). None of the foregoing documents shall increase in any material way the burdens imposed by this Agreement upon Seller or Buyer.

2.   Consideration.

      2.1    Purchase Price.

             2.1.1 The cash consideration to be paid by Buyer to Seller for the Property (the "Purchase Price") shall be SEVENTEEN MILLION DOLLARS ($17,000,000 U.S.d.), subject to the adjustments described in Section 3.5 (the "Adjusted Purchase Price").

             2.1.2 Concurrently with the Buyer's execution and delivery of this Agreement (the date of Buyer's execution and delivery, the "Execution Date"), Buyer shall deposit into escrow (the "Escrow") with an escrow agent or company (the "Escrow Holder") to be designated by Seller and satisfactory to Buyer the sum of $1,500,000 (the "Deposit") in immediately available, good funds (funds delivered in this manner are referred to herein as "Good Funds"), pursuant to joint escrow instructions to be delivered to and acknowledged by the Escrow Holder on or before the Execution Date. Such escrow instructions shall include the provisions set forth in this Section 2.1.2. Upon receipt of the Deposit, the Escrow Holder shall immediately deposit the Deposit into an interest-bearing account. The Deposit shall become nonrefundable upon the satisfaction prior to the Outside Date of the conditions to the Buyer's obligation to close (as set forth in Section 4.2). At the Closing, the Deposit plus any interest earned thereon shall be delivered to Seller and credited toward payment of the Adjusted Purchase Price in the manner specified in Section
2.1.3 below. In the event the conditions to the Buyer's obligation to close have been satisfied (including by Seller's deliveries to Buyer in escrow pending satisfaction of the conditions to Seller's obligation to close set forth in
Section 4.1) and there is a termination of the transaction contemplated by this Agreement by the sole reason of Buyer's default (a "Buyer Default Termination"), Escrow Holder shall immediately disburse the Deposit and all interest thereon to Seller to be retained by Seller for its own account, Seller's retention of the Deposit and interest earned thereon and of the Property will serve as the Seller's sole and exclusive remedy in the event of a Buyer Default Termination (subject to Section 5.3), and Seller hereby fully and forever releases and discharges Buyer of and from any and all other rights to recovery, damages, claims, rights, causes of action and liabilities of any nature or description. If the transactions contemplated herein terminate for any reason other then a Buyer Default Termination, including without limitation any termination by reason of (A) Seller's default, (B) the failure of a condition to Buyer's obligations, (C) the occurrence of the Outside Date under Section 3.2, (D) the consummation of a sale to a third party as described in Section 5.1 below, or
(E) pursuant to Section 9.4.1.1, the Escrow Holder shall return to Buyer the Deposit (together with all interest earned thereon), Buyer shall be entitled to the remedies set forth in Section 5.1 or 5.2, as the case may be, and Buyer shall have no further liability to Seller hereunder. The Escrow Holder's escrow fees and charges shall be paid one-half by Seller and one-half by Buyer.

             2.1.3 On the Closing Date, Buyer shall (i) pay and deliver to Seller, by wire transfer in Good Funds, the Adjusted Purchase Price less the amount of the Deposit plus interest earned thereon and (ii) instruct the Escrow Holder to deliver the Deposit and any interest earned thereon to Seller, by wire transfer of Good Funds.

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      2.2    Assumed Liabilities. Other than the liabilities and obligations of
Seller expressly set forth below in Sections 2.2.1 and 2.2.2 (the "Assumed Liabilities"), Buyer is not assuming and shall not be liable for any liabilities or obligations of Seller whatsoever, whether or not any such liability or obligation pertains to the Business or the Property.

             2.2.1 Buyer shall, effective as of the Closing Date, or, if later, the date of the assumption thereof by Buyer, assume and perform all liabilities which first accrue or arise on or after the Closing Date or such assumption date, as the case may be, (i) under the Real Property Lease and Related Agreements being assumed by Buyer under Section 1.1.1, or (ii) under the Other Leases described in EXHIBIT 1.1.4(I), and under the Other Contracts described in EXHIBIT 1.1.4(II) which are designated by the Buyer as being assumed by the Buyer pursuant to Section 3.6, or (iii) under the Intangible Property listed in EXHIBIT 1.1.5 (other than for Excluded Assets). EXHIBIT 2.2.1 sets forth all amounts known to Seller to be due and owing as of the date hereof under each of the Real Property Lease and Related Agreements, under each of the Other Leases and Contracts, and with respect to the Intangible Property. Buyer agrees to pay and perform all liabilities up to the specific respective amounts set forth in EXHIBIT 2.2.1 for each such Real Property Lease and Related Agreements, Other Contracts and Leases and Intangible Property which are assumed and assigned to it pursuant to this Agreement. Seller shall pay and perform all other amounts, if any, which accrued or arose prior to the Closing Date under the Real Property Lease and Related Agreements, under the Other Leases and Contracts and with respect to the Intangible Property which are assumed and assigned to Buyer pursuant to this Agreement, including without limitation all cure amounts, not set forth in EXHIBIT 2.2.1, which the Bankruptcy Court orders to be paid as a condition to the assumption and assignment thereof to Buyer.

             2.2.2 The Buyer will assume only those additional liabilities of the Seller, if any, relating to the items of Property listed in EXHIBIT 2.2.2, unless Buyer elects to exclude such items of Property pursuant to Section 1.2(xiii).

     2.3 Excluded Liabilities. Notwithstanding any other provision of this Agreement, all liabilities or obligations of the Seller not constituting Assumed Liabilities, including without limitation the following, shall not be assumed by the Buyer and shall remain the sole responsibility of the Seller (the "Excluded Liabilities") excepting only the precise liabilities and in the precise amounts, if any, designated by the Buyer as being assumed by the Buyer pursuant to
Section 2.2:

             2.3.1 All accounts payable arising prior to the Closing, including all amounts owed to vendors, suppliers or representatives and all commissions.

             2.3.2 All liabilities or obligations for borrowed money, deferred purchase price of goods or services and guarantees or other credit support obligations in respect of any of the foregoing, whether direct or in the form of a guarantee or similar contingent obligation.

             2.3.3 All liabilities, obligations, claims, actions or proceedings, whether or not contingent and whether or not asserted on or prior to the Closing, to the extent they relate to occurrences, events or periods prior to the Closing.

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             2.3.4    All liabilities, obligations, claims, actions or
proceedings, whether or not contingent and whether or not asserted on or prior to the Closing, that relate to any income Tax (as defined below) of the Seller or that relate to any other federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, profits, customs, duties, franchise, withholding, employment, real property, personal property, sales, use, transfer, registration, estimated, or other taxes, fees, levies, duties, imposts or charges of any kind, including any interest, penalty, or addition thereto, whether disputed or not ("Tax"), in respect of occurrences, events or periods prior to the Closing.

             2.3.5    All liabilities and obligations relating to Excluded
Assets.

             2.3.6 All liabilities relating to warranty, product liability and similar matters arising from occurrences prior to the Closing or from any product manufactured, remanufactured, sold or distributed prior to the Closing.

             2.3.7 All liabilities resulting from any obligation of the Business arising prior to the Closing that relate to any account receivable, including without limitation product returns, deductions, off-sets, chargebacks, price protection provisions, cooperative advertising allowances or other reductions or dilutions.

             2.3.8 All liabilities accrued on the balance sheet of the Seller, including without limitation employee bonuses and other compensation, bonuses related to the transactions contemplated hereby and similar obligations pursuant to any contract constituting an Excluded Asset.

             2.3.9 All compensation, benefit and other employment related claims, including wages, severance, vacation, sick leave, Comprehensive Omnibus Budget Reconciliation Act ("COBRA") claims and similar claims arising under state law, all Worker Adjustment and Retraining Notification Act ("WARN Act") claims, and all medical, dental and similar claims and disability claims.

             2.3.10 All royalties and similar obligations relating to the use of any trade name, trademark, service mark, patent or patent right or to the sale of products.

             2.3.11 All liabilities and obligations arising under any intercompany or interdivisional account.

             2.3.12 All liabilities and obligations arising under any contract, license, real or personal property lease, purchase order, customer order or other agreement or obligation of the Seller that is not expressly assumed by the Buyer pursuant to this Agreement, including without limitation Buyer does not hereby assume any purchase orders now or hereafter entered into by Seller and assumes no obligation to complete Seller's work-in-progress.

             2.3.13 All liabilities and obligations of the Seller arising as a result of or in connection with any failure by the Seller to comply with any bulk sales or bulk transfers laws.

             2.3.14 All liabilities and obligations arising out of or resulting from noncompliance prior to the Closing Date with any treaty or national, regional or local laws,

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including judicial and administrative rules and directives, and including all such laws relating to environmental liabilities.

             2.3.15 All other liabilities and obligations of the Seller of any nature, past, present or future, fixed or contingent, disclosed or undisclosed, now existing or hereafter arising, that are not expressly assumed by the Buyer pursuant to this Agreement.

3.  Closing Transactions.

      3.1 Closing. The Closing of the transactions provided for herein (the "Closing") shall take place at the offices of Ropes & Gray, Boston, Massachusetts.

      3.2 Closing Date. The Closing shall be held the second business day after satisfaction or waiver of the conditions to closing in Section 4 (the "Closing Date") but in no event later than 60 days from the Execution Date (the "Outside Date"). In the event the conditions to Closing have not been satisfied or waived by the Outside Date, then any party who is not in default hereunder may terminate this Agreement. Alternatively, the parties may mutually agree to an extended Closing Date. Until this Agreement is either terminated or the parties have agreed upon an extended Closing Date, the parties shall diligently continue to work to satisfy all conditions to Closing.

     3.3     Calculation of Inventory Adjustment.

             3.3.1 Initial Raw Material. The Seller has conducted a physical count as of May 27, 2000, which count the Buyer has verified, of the Property constituting: (a) that portion of raw material Inventory comprised of chemicals that were not expired as of May 27, 2000; and (b) that portion of all other raw material Inventory that, as of May 27, 2000, had not been held in stores for more than 160 days. Promptly following execution of this Agreement, Buyer and Seller shall jointly prepare a schedule that sets forth the items of raw material Inventory that: (i) meet the requirements of the first sentence of this
Section 3.3.1; and (ii) are capable of being used to manufacture finished products meeting the criteria described in EXHIBIT 3.3.1 (the "Initial Approved Raw Material Inventory"),extended at cost, as determined in accordance with the method historically applied by the Seller (the aggregate cost of such Initial Approved Raw Material Inventory being the "Initial Approved Raw Material Inventory Amount"). Promptly following execution of this Agreement, Buyer and Seller shall jointly prepare a schedule that sets forth the items of raw material Inventory that: (i) meet the requirements of the first sentence of this
Section 3.3.1; but (ii) are NOT capable of being used to manufacture finished products meeting the criteria described in EXHIBIT 3.3.1 (the "Initial Unapproved Raw Material Inventory"), extended at cost, as determined in accordance with the method historically applied by the Seller (the aggregate cost of such Initial Unapproved Raw Material Inventory being the "Initial Unapproved Raw Material Inventory Amount").

             3.3.2 Closing Raw Material. On the business day prior to the Closing Date, the Buyer and the Seller shall together conduct a physical count of the Property constituting (a) that portion of raw material Inventory comprised of chemicals that will not be expired as of the Closing Date; and (b) that portion of all other raw material Inventory that, as of the Closing Date, will have not been held in stores for more than 160 days. The Seller shall prepare, and shall

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furnish to the Buyer on the business day prior to the Closing Date, a signed statement that sets forth, as of the Closing Date, (A) an itemized list of raw material Inventory that: (i) meets the requirements of the first sentence of this Section 3.3.2; and (ii) is capable of being used to manufacture finished products meeting the criteria described in EXHIBIT 3.3.1 (the "Closing Approved Raw Material Inventory"), extended at cost, as determined in accordance with the method historically applied by the Seller (the aggregate cost of such Closing Approved Raw Material Inventory being the "Closing Approved Raw Material Inventory Amount") and (B) an itemized list of all other raw material Inventory that: (i) meets the requirements of the first sentence of this Section 3.3.2;
(ii) is NOT capable of being used to manufacture finished products meeting the criteria described in EXHIBIT 3.3.1; and (iii) was either included in the Initial Unapproved Raw Material Inventory or acquired after May 27, 2000 with the advance consent of the Buyer (the "Closing Unapproved Raw Material Inventory"), extended at cost, as determined in accordance with the method historically applied by the Seller (the aggregate cost of such Closing Unapproved Raw Material Inventory being the "Closing Unapproved Raw Material Inventory Amount").

             3.3.3 Initial WIP and Finished Goods. The Seller has conducted a physical count as of May 27, 2000, which count the Buyer has verified, of the Property constituting work-in-process Inventory and finished goods Inventory. Promptly following execution of this Agreement, Buyer and Seller shall jointly prepare a schedule that sets forth an itemized list of work-in-process Inventory and finished goods Inventory meeting the criteria described in EXHIBIT 3.3.1 ("Initial Approved WIP and Finished Goods Inventory"), extended at cost, as determined in accordance with the method historically applied by the Seller (the aggregate cost of such Initial Approved WIP and Finished Goods Inventory being the "Initial Approved WIP and Finished Goods Inventory Amount"). Promptly following execution of this Agreement, Buyer and Seller shall jointly prepare a schedule that sets forth an itemized list of work-in-process Inventory and finished goods Inventory NOT meeting the criteria described in EXHIBIT 3.3.1 ("Initial Unapproved WIP and Finished Goods Inventory"), extended at cost, as determined in accordance with the method historically applied by the Seller (the aggregate cost of such Initial Unapproved WIP and Finished Goods Inventory being the "Initial Unapproved WIP and Finished Goods Inventory Amount").

             3.3.4 Closing WIP and Finished Goods. On the business day prior to the Closing Date, the Buyer and the Seller shall together conduct a physical count of work-in-process Inventory and finished goods Inventory. The Seller shall prepare, and shall furnish to the Buyer on the business day prior to the Closing Date, a signed statement that sets forth, as of the Closing Date, (A) an itemized list of work-in-process Inventory and finished goods Inventory that meets the criteria described in EXHIBIT 3.3.1 ("Closing Approved WIP and Finished Goods Inventory"), extended at cost, as determined in accordance with the method historically applied by the Seller (the aggregate cost of such Closing Approved WIP and Finished Goods Inventory being the "Closing Approved WIP and Finished Goods Inventory Amount") and (B) an itemized list of work-in-process Inventory and finished goods Inventory that (i) does NOT meet the criteria described in EXHIBIT 3.3.1 and (ii) was either included in the Initial Unapproved WIP and Finished Goods Inventory or was produced after May 27, 2000 with the advance consent of the Buyer ("Closing Unapproved WIP and Finished Goods Inventory"), extended at cost, as determined in accordance with the method historically applied by the Seller (the aggregate cost of such Closing Unapproved WIP and Finished Goods Inventory being the "Closing Unapproved WIP and Finished Goods Inventory Amount").

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             3.3.5    Determination of Amounts. If both the Buyer and the
Seller, on the Closing Date, agree upon each of the: Initial Approved Raw Material Inventory Amount; the Initial Unapproved Raw Material Inventory Amount; the Initial Approved WIP and Finished Goods Inventory Amount; the Initial Unapproved WIP and Finished Goods Inventory Amount; the Closing Approved Raw Material Inventory Amount; the Closing Unapproved Raw Material Inventory Amount; the Closing Approved WIP and Finished Goods Inventory Amount; and the Closing Unapproved WIP and Finished Goods Inventory Amount, then each such amount shall thereafter be used for final and conclusive calculation of adjustments to Purchase Price pursuant to Section 3.5. If the parties disagree as to any of such amounts, the parties shall follow the dispute resolution procedures set forth in Section 3.5.3.

             3.3.6 All Inventory Purchased. Notwithstanding this Section 3.3, the Buyer is purchasing all Inventory (other than Excluded Assets) pursuant to
Section 1.1.7.

      3.4 Calculation of Receivables Adjustment.

             3.4.1 Initial Receivables. Promptly following the execution of this Agreement, Buyer and Seller shall jointly prepare an itemized list and aging of all accounts receivable of the Seller as of May 27, 2000, excluding accounts receivable (i) outstanding more than 90 days as of May 27, 2000, (ii) not incurred in the ordinary course of business or (iii) uncollectible due to, inter alia, known returns, offsets, disputes with or business failure by the account debtor (the aggregate amount of such accounts receivable set forth on the Initial Receivables Statement being the "Initial Receivables Amount").

             3.4.2 Closing Receivables. On the business day prior to the Closing Date, the Seller shall prepare, and shall furnish to the Buyer, a signed statement (the "Closing Receivables Statement") that sets forth an itemized list and aging of all Receivables of the Seller as of the Closing Date, excluding Receivables (i) outstanding more than 90 days, (ii) not incurred in the ordinary course of business or (iii) uncollectible due to, inter alia, known returns, business failure by the account debtor, or offsets or disputes with the account debtor (provided, however, that a Receivable shall not be considered uncollectible or outstanding more than 90 days for the purpose of this clause if the account debtor has notified the Seller it is disputing or offsetting such Receivable due to the Buyer's notifying such account debtor of its intention not to perform Seller's obligations under any outstanding purchase orders from such account debtor) (the aggregate amount of such Receivables set forth on the Closing Receivables Statement being the "Closing Receivables Amount"),

             3.4.3 Determination of Amounts. If both the Buyer and the Seller, on the Closing Date, acknowledge the Closing Receivables Statement, it shall thereafter be used for final and conclusive calculation of the Receivable Adjustment Amount for purposes of Section 3.5.1.5; provided, however, that the Closing Receivables Amount and this Section 3.4 are intended to resolve disputes between the Seller and the Buyer with respect to adjustments to the Purchase Price pursuant to Section 3.5 and are therefore not admissible in any proceeding between the Buyer and any account debtor. If the parties disagree as to the Closing Receivables Amount, the parties shall follow the dispute resolution procedures set forth in Section 3.5.3.

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             3.4.4    All Receivables Purchased. Notwithstanding this Section
3.4, all Receivables, whether or not included in the Closing Receivables Amount, are being sold to the Buyer as part of the Property pursuant to Section 1.1.6.

      3.5     Adjustments to Purchase Price.

             3.5.1    Adjustment Amounts.

                      3.5.1.1 The Closing Approved Raw Material Inventory Amount minus the Initial Approved Raw Material Inventory Amount shall be the "Approved Raw Material Inventory Adjustment Amount."

                      3.5.1.2 The Closing Unapproved Raw Material Inventory Amount minus the Initial Unapproved Raw Material Inventory Amount shall be the "Unapproved Raw Material Inventory Adjustment Amount."

                      3.5.1.3 The Closing Approved WIP and Finished Goods Inventory Amount minus the Initial Approved WIP Inventory and Finished Goods Amount shall be the "Approved WIP Inventory and Finished Goods Adjustment Amount."

                      3.5.1.4 The Closing Unapproved WIP and Finished Goods Inventory Amount minus the Initial Unapproved WIP and Finished Goods Inventory Amount shall be the "Unapproved WIP and Finished Goods Inventory Adjustment Amount."

                      3.5.1.5 The Closing Receivables Amount minus the Initial Receivables Amount shall be the "Receivables Adjustment Amount," and, together with the Approved Raw Material Inventory Adjustment Amount, the Unapproved Raw Material Inventory Adjustment Amount, the Approved WIP and Finished Goods Inventory Adjustment Amount and the Unapproved WIP and Finished Goods Inventory Adjustment Amount, shall be, collectively, the "Adjustment Amounts."

             3.5.2 Adjusted Purchase Price. The "Adjusted Purchase Price" shall equal the Purchase Price plus the sum of the Adjustment Amounts.

             3.5.3 Dispute Resolution. If the Buyer and the Seller are unable to agree on any one, or more, of the amounts from which the Adjustment Amounts are derived, the Closing shall nevertheless proceed as otherwise contemplated by this Section 3, except as provided in this Section 3.5.3. In the event of such a dispute, each party shall deliver to the other its determination of the particular amount or amounts in dispute (the "Adjustment Claims"). In lieu of the delivery by the Buyer specified by Sections 2.1 and 3.9.1, the Buyer shall deliver to the

Seller at Closing the lower of the two adjusted Purchase Prices (net of the Deposit and taking into account each Adjustment Amount to which the parties have agreed) that would result from the Adjustment Claims, and the Buyer shall cause the Escrow Holder to deliver the Deposit and earned interest to the Seller. The Buyer shall at the Closing deliver the difference between the Adjustment Claims (the "Adjustment Escrow") to the Escrow Holder, subject to the limitation set forth in Section 3.5.2. The parties will on the Closing Date jointly select one of the five largest independent certified public accounting firms (the "Independent Accountant") to review the Adjustment Claims. Such Independent Accountant shall review the Adjustment Claims and shall, within ten days of the Closing Date, select either the Buyer's Adjustment Claim or the Seller's Adjustment Claim as binding. The parties shall co-operate with the Independent Accountant in responding to requests for information. The expenses of the Independent Accountant shall be borne by the party whose Adjustment Claim was not selected by the Independent Accountant. The finding of the Independent Accountant shall be binding on the parties hereto. Following the finding, the parties shall jointly instruct the Escrow Holder to disburse the Adjustment Escrow to the Buyer or Seller, as appropriate. If either party has failed to execute such joint instruction to the Escrow Holder two business days after the finding of the Independent Accountant, the Independent Accountant shall instruct the Escrow Holder to disburse the Adjustment Escrow to the Buyer or Seller, as appropriate.

      3.6 Designation of Assumed Other Leases and Contracts and Assumption Option Period. Pursuant to this section, the Property shall include those Other Leases and Contracts of the Seller that the Buyer designates as being assumed.
Exhibit 3.6 attached hereto lists all the Other Leases and Contracts which the Buyer has designated to be assumed by Seller and assigned to Buyer as of the Closing Date (subject to Buyer's liability to pay the cure costs up and to the extent provided in Section 2.2.1). In addition, Buyer may designate additional Other Leases and Contracts to be assumed by Seller and assigned to Buyer hereunder, such designation to occur at any time and on one or more occasion, during the period commencing the Closing Date and to and including the 60th day after the Closing Date (the "Contracts Option Period"). During the Contracts Option Period the Buyer shall be entitled to use and the benefit of all Potential Assumed Contracts (as defined below), in accordance with the following terms and procedures:

          (a) On the Closing Date the Buyer shall provide the Seller with a list of all Other Leases and Contracts for which the Buyer desires to consider assumption and assignment (the "Potential Assumed Contracts"). After the Closing Date, the Seller may reject any Other Leases and Contracts that have not been timely designated by the Buyers as Potential Assumed Contracts, but shall not reject (or make any motion to reject) any Potential Assumed Contract unless and until the Contracts Option Period has expired without the Buyer having designated such Other Lease and Contract as an Assumed Contract or except upon Seller's receipt of written direction to reject from the Buyer. After the Closing Date, the Buyer may add any Other Lease and Contract to the list of Potential Assumed Contracts only if such Other Lease and Contract has not yet been rejected and the Buyer undertakes to reimburse the Seller, in accordance with Section 3.6(c), for all Contracts Option Period Payables (defined below) previously paid by Seller in respect of such Other Lease and Contract from and after the Closing Date.

          (b) The Approval Order shall provide the Seller with authority, upon written direction to reject from the Buyer, to reject any Other Lease and Contract on ten-day's prior notice to the other parties to such Other Lease and Contract, such notice to be transmitted by telecopier or recognized overnight courier and effective on receipt. The Seller shall forthwith reject any Potential Assumed Contract upon Seller's receipt of written direction to reject from the Buyer.

          (c) The Buyer shall pay directly to the third party to the respective Potential Assumed Contract any payments (the "Contracts Option Period Payables") required to be made in respect of each Potential Assumed Contract during the Contracts Option Period, insofar as such liability relates solely to transactions and occurrences during the Contracts Option Period and prior to ten days after the Buyer gives direction to the Seller that such Potential Assumed Contract should be rejected. Such payments shall be prorated and correspondingly reduced for any portion of a payment period allocable to any pre-Closing period or period after expiration of the Contracts Option Period or period commencing ten days after the Buyer gives direction to the Seller that such Potential Assumed Contract should be rejected, as the case may be. In no event shall the Buyer have any liability to third parties under this Section 3.6(c) other than with respect to Contracts Option Period Payables; the obligation to comply post-petition with any Other Lease and Contract remaining the sole obligation of the Seller unless and until such is assumed and assigned to the Buyer.

          (d) The Approval Order shall provide that all parties to any Other Lease and Contract shall file a notice, including a calculation of cure payments and all other amounts owing post-petition, to be made in the event such Other Lease and Contract is assumed and assigned to the Buyer, such notices to be filed not later than the 30th day after the entry of the Approval Order, and any party to a Other Lease and Contract not having filed such notice and except for the cure amount set forth in such notice to be forever barred from asserting a right to any cure payment in respect of such Other Lease and Contract. The Seller shall provide notice of the Approval Order, and a separate notice of such bar date for cure claims, to all parties to Other Leases and Contracts and to any other party requested by the Buyer.

             3.6.1 Additional Assumed Contracts. The Seller will make all necessary motions and take other appropriate actions in the case to cause any contract, real or personal property, lease, license or agreement to which the Seller is a party to be assigned to the Buyer; provided, however, that the Buyer shall designate any and all such agreements on or before the 60th day following the Closing Date pursuant to Section 3.6. The Seller will use its best efforts to file forthwith, after designation of any such contract by the Buyer, a motion seeking, and to obtain the entry of, an order(s) of the Bankruptcy Court authorizing assumption and assignment to the Buyer of any contracts so designated.

      3.7 Allocation of Purchase Price. The aggregate purchase price will be allocated to the Property as reasonably determined by the Buyer within 60 days after the Closing Date. The Buyer and the Seller shall, not later than 75 days after the Closing, execute and cause to be filed Form 8594 under the Internal Revenue Code of 1986, as amended, reflecting such allocation and, upon the request of the Buyer, the Seller shall execute and file such other documents as
may be necessary to document such allocation.   Any such allocation shall not be
deemed an admission by Seller's secured creditors and shall be inadmissible in evidence in the Case on the issue of valuation under the Bankruptcy Code.

      3.8 Seller's Deliveries to Buyer at Closing. On the Closing Date, Seller shall make the following deliveries to Buyer:

             3.8.1 Four duplicate originals of Assignment and Assumption Agreement in the form and content attached as EXHIBIT 3.8.1 hereto, duly executed by Seller, pursuant to which Seller assigns to Buyer the Real Property Lease and Related Agreements as of the Closing Date.

             3.8.2 Four duplicate originals of Assignment and Assumption Agreement in the form and content attached as EXHIBIT 3.8.2 HERETO, duly executed by Seller, pursuant to which Seller assigns to Buyer all of the Other Leases and Contracts listed in Exhibit 3.6 designated by Buyer to be assigned to Buyer as of the Closing Date.

             3.8.3 Four duplicate originals of a bill of sale, duly executed by Seller, in the form and on the terms of the bill of sale attached hereto as
EXHIBIT 3.8.3, pursuant to which Seller transfers to Buyer the Property other than the Real Property Lease and Related Agreements and the Other Leases and Contracts (the "Bill of Sale").

             3.8.4 Four duplicate originals, in recordable form, of a notice, short form or memorandum of the Sterling Lease, in form and substance as may be required by law and otherwise reasonably acceptable to the Buyer (the "Sterling Lease Notice").

             3.8.5 Four duplicate originals, in recordable form, of a notice or memorandum of the Sterling Option, in form and substance as may be required by law and otherwise reasonably acceptable to the Buyer (the "Sterling Option Notice").

             3.8.6 Four duplicate originals, in recordable form, of a notice or memorandum of assignment of the Sterling Lease and the Sterling Option by the Seller to the Buyer, in form and substance as may be required by law and otherwise reasonably acceptable to the Buyer (the "Notice of Assignment").

             3.8.7 Four duplicate originals, in recordable form, of a recognition and non-disturbance agreement (each, a "Recognition Agreement") from
(i) Crestar Bank, the Beneficiary under that certain Deed of Trust and Security Agreement dated as of December 26, 1998 and recorded with the land records of Loudoun County, Virginia in Book 1640, at Page 1778 (the "Crestar Deed of Trust"), and (ii) any other holders of any recorded interest with priority over either the Sterling Lease or the Sterling Option, or both of them. Each Recognition Agreement shall be in form and substance reasonably acceptable to the Buyer and shall provide, inter alia, that so long as the Seller (or its successor or assign) shall not be in default under the Sterling Lease or the Sterling Option beyond all applicable notice, grace and cure periods, such beneficiary or other interest holder shall, in foreclosing against (or in accepting a deed in lieu of foreclosure) or taking possession of the Real Property or any part thereof, or in otherwise exercising its rights under such deed of trust or otherwise, (x) be bound by the Sterling Lease and the Sterling Option, (y) not disturb possession of the Real Property by the Seller or any of its successors or assigns, and (z) not otherwise disturb any of the rights or interests of the Seller or any of its successors or assigns in and to the Sterling Lease or the Sterling Option.

             3.8.8 Four duplicate originals of any and all documents and instruments as may be reasonably required by the Buyer's title insurance company to transfer and insure (for Buyer's benefit and at its expense) the title in and to the Real Property pursuant to the terms and provisions of this agreement, including, without limitation, an affidavit as to mechanics' liens and parties in possession, in form and substance reasonably acceptable to the Buyer and the Buyer's title insurance company.

             3.8.9 Such other Instruments of Transfer as Buyer may reasonably request to vest in Buyer the Property. 3.8.10 All documents, certificates and items referenced in Section 3.12, 4.2.2, 4.2.5 and 4.2.9, 4.2.11 to the extent not previously delivered by Seller to Buyer.

      3.9 Buyer's Deliveries to Seller at Closing. On the Closing Date, Buyer shall make or cause to be made the following deliveries to Seller:

             3.9.1 That portion of the Adjusted Purchase Price to be delivered by Buyer directly to Seller at the Closing under Section 2.1 (and Buyer shall cause Escrow Holder to deliver the Deposit and earned interest to Seller).

             3.9.2 Four counterpart executed originals of each of the Assignment and Assumption Agreements referenced in Sections 3.8.1 and 3.8.2, duly executed by Buyer.

             3.9.3 A list of the Potential Assumed Contracts (as that term is defined in Section 3.6).

             3.9.4    All documents and certificates referenced in Sections
4.1.1 and 4.1.5 to the extent not previously delivered by Buyer to Seller.

      3.10 Prorations. Rent, current taxes and other items of expense (including, without limitation, any prepaid insurance under the Sterling Lease or Other Leases and Contracts, or any of them) relating to or attributable to the Business and/or the Sterling Lease or the Other Leases and Contracts, assigned to the Buyer pursuant to Section 3.6, shall be prorated between Seller and Buyer as of the Closing Date. Except for those specific amounts listed in
EXHIBIT 2.2.1 which Buyer has agreed to pay as provided in Section 2.2.1, all obligations due in respect of the Real Property Lease and Related Agreements and the Other Leases and Contracts assigned to the Buyer pursuant to Section 3.6 for periods prior to Closing shall be paid in full or otherwise satisfied by Seller and all obligations due in respect of periods after Closing, which are Assumed Liabilities, shall be paid in full or otherwise satisfied by Buyer. Rent shall be prorated on the basis of a thirty (30) day month. Buyer shall pay to Seller in cash on the Closing Date or, if later, the date of the assumption thereof by Buyer, the amount of any security or similar deposits with the landlords or other contracting parties listed on EXHIBIT 3.10 under the Real Property Lease and Related Agreements and the Other Leases and Contracts which are assumed and assigned to Buyer under this Agreement.

      3.11 Sales, Use and Other Taxes. Any sales, purchases, transfer, stamp, documentary stamp, use or similar taxes or recording costs which may be payable by reason of the sale of the Property under this Agreement or the transactions contemplated herein shall be borne and timely paid by Seller.

      3.12 Possession. Right to possession of the Property shall transfer to Buyer on the Closing Date. Seller shall transfer and deliver to Buyer on the Closing Date such keys, lock and safe combinations and other similar items as Buyer shall require to obtain immediate and full occupation and control of the Property, and shall also deliver to Buyer original execution copies of the Real Property Lease and Related Agreements and of the Other Leases and Contracts which are assigned to Buyer, together with all amendments or modifications thereto, which documents shall be identical in all material respect to the copies thereof previously provided by Seller to Buyer, and the Sterling Lease Notice, Sterling Option Notice, Notice of Assignment and Recognition Agreement shall be recorded with the official real estate records of the County of Loudoun, Virginia.

4.   Conditions Precedent to Closing.

      4.1 Conditions to Seller's Obligations. Seller's obligation to make the deliveries required of Seller at the Closing Date shall be subject to the satisfaction, or waiver by Seller, of each of the following conditions.

             4.1.1 Representations, Warranties and Covenants. All of the representations and warranties of Buyer contained herein shall continue to be true and correct at the Closing in all material respects, all covenants and obligations to be performed by Buyer prior to the Closing shall have been performed in all material respects and Buyer shall have certified the foregoing to Seller in writing.

             4.1.2 Instruments of Transfer and Deliveries. Buyer shall have executed and delivered to Seller the executed counterpart Assumption and Assignment Agreements required by Section 3.9.2, all documents and certificates required by Section 3.9.4, and each other document reasonably requested by Seller pursuant to Section 1.3.

             4.1.3 Guaranty. Dynamic Details, Incorporated, a California corporation, shall have delivered to Seller a guaranty in the form attached hereto as Exhibit 4.1.3 limited to a guaranty of the payment and performance of Buyer's obligations with respect to the Assumed Liabilities assumed by Buyer under Sections 2.2.1 and 2.2.2, Buyer's obligations with respect to the Contracts Option Period Payables under Section 3.6 (a) and (c), and Buyer's liability for any actual damages to Seller in excess of the amount of the Deposit up to $1,500,000 under Section 5.3 for any termination of this Agreement as a result of a Buyer Default Termination.

             4.1.4 Adjusted Purchase Price. Seller shall have received the Adjusted Purchase Price in immediately available funds.

             4.1.5 Evidence of Corporate Action. Buyer shall have delivered to Seller appropriate evidence of all necessary corporate action by Buyer in connection with the transactions contemplated hereby, including, without limitation: (i) certified copies of resolutions duly adopted by Buyer's directors approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by Buyer of this Agreement; and (ii) a certificate as to the incumbency of the officers of Buyer executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement.

             4.1.6 Pending Litigation. No action, suit or other proceedings shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

             4.1.7 Bankruptcy Court Action. The Bankruptcy Court shall have entered the Procedure Order (as defined hereinafter) in accordance with Section
9.4.1 below and the Approval Order (as defined hereinafter) as contemplated by and defined in Section 9.4.2 below and the Approval Order shall be a final order which has not have been reversed, modified, rescinded, or stayed as of the Closing Date.

             4.1.8 Hart-Scott Rodino Antitrust Improvements Act of 1976. All applicable waiting periods relating to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated and any proceedings that may have been filed or instituted thereunder shall have been satisfactorily concluded. In the event this condition is not satisfied as of the Outside Date which is 60 days from the Execution Date, and provided all other of Seller's conditions to close set forth in Section 4.1 are then satisfied, Seller agrees to consent to one extension of the Outside Date for an additional 30 day period.

      4.2 Conditions to Buyer's Obligations. Buyer's obligation to purchase the Property and to make the deliveries required of Buyer at the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless expressly waived by Buyer at the Closing:

             4.2.1 Due Authorization. This Agreement and the other transactions associated with this Agreement to which the Seller is a party shall have been duly authorized, executed and delivered by the Seller.

             4.2.2 Evidence of Corporate Action. Seller shall have delivered to Buyer appropriate evidence of all necessary corporate action by Seller in connection with the transactions contemplated hereby, including, without limitation: (i) certified copies of resolutions duly adopted by Seller's directors authorizing the filing of the Case, approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and (subject to entry of the Procedure Order and the Approval Order) performance by Seller of this Agreement; and (ii) a certificate as to the incumbency of officers of Buyer executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement.

             4.2.3 Honoring of Exclusivity. For the period May 16, 2000 through the date of entry by the Bankruptcy Court of the Procedure Order, the Seller has not, and has caused its affiliates, directors, officers, employers, representatives and agents (including without limitation Houlihan Lokey Howard & Zukin Capital) not to, directly or indirectly, solicit or initiate or enter into discussions or transactions with, or encourage, any corporation, partnership or other entity or group (other than Buyer and its affiliates and representatives) concerning any sale of stock by the stockholders of, or any merger, recapitalization, spin-off or sale of securities or substantial assets of, or any similar transaction or alternative to the transactions contemplated by this Agreement.

             4.2.4 Representations, Warranties and Covenants. All representations and warranties of Seller contained herein shall continue to be true and correct at the Closing in all material respects, Seller shall not have received prior to the Closing any information which if such had been known by Seller as of the Execution Date would indicate such representations and warranties are not true and correct in all material respects, and all covenants and obligations to be performed by Seller prior to the Closing shall have been performed in all material respects and Seller shall have certified the foregoing to Buyer in writing.

             4.2.5 Instruments of Transfer and Deliveries. Seller shall have executed and delivered to Buyer the executed Assumption and Assignment Agreements, the Bill of Sale and each other Instrument of Transfer required pursuant to Section 3.8 and the Notice of Assignment required by Section 3.8.6, Seller shall have delivered to Buyer the Sterling Lease Notice, Sterling Option Notice and Recognition Agreement required pursuant to Section 3.8, and shall have executed and delivered to Buyer all other documents, certificates and items required by Section 3.8.

             4.2.6 Pending Litigation. No action, suit or other proceedings shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

             4.2.7 Notice of Sale. Seller shall have served a copy of a notice of sale of the Property to Buyer and of the assumption and assignment to Buyer of the Real Property Lease and Related Agreements and of the Other Leases and Contracts listed on EXHIBIT 3.6 (which notice shall be reasonably satisfactory to Buyer) upon (i) all creditors and all other persons who are parties in interest in the Case, (ii) all employees of Seller, (iii) all persons with security interests, liens, or other interests in any of the Property, (iv) all persons who have notified Seller of claims or to Seller's knowledge, who have a reasonable basis to make claims for breach of warranty, product liability or personal injury resulting from products manufactured by Seller, (v) sponsors and trustees under any pension or retirement plan for current or former employees of Seller, (vi) all parties to the Real Property Lease and Related Agreements and to the Other Leases and Contracts, (vii) all persons on any list of registered owners or holders of warranties with respect to products designed, manufactured, or sold by or on behalf of Seller, (vii) all other persons required to receive notice of the sale pursuant to Rule 2002 of the Federal Rules of Bankruptcy Procedure, and (ix) all other persons designated by Buyer on or before 2 days after entry of the Procedure Order. Seller shall have filed an affidavit of such service with the Bankruptcy Court in the Case (the "Affidavit of Service").

             4.2.8 Bankruptcy Court Action. The Bankruptcy Court shall have entered the Procedure Order in accordance with Section 9.4.1 below and all other provisions of this Agreement, the Bankruptcy Court shall have entered the Approval Order in accordance with Section 9.4.2 below and all other provisions of this Agreement, the Procedure Order and the Approval Order shall be in a form and substance reasonably satisfactory to the Buyer, and the Approval Order shall be a final order which has not been reversed, modified, rescinded, or stayed as of the Closing Date, and either (i) the time to appeal the Approval Order has expired and the Approval Order is no longer subject to appeal or further judicial review, or (ii) the Approval Order makes an express finding that Buyer is a good faith purchaser entitled to the benefits of Section 363(m) of the Bankruptcy Code and each party to the Real Property Lease and Related Agreements and each party to the Other Leases and Contracts listed in EXHIBIT 3.6 have consented to the assumption and assignment thereof to Buyer under this Agreement (or any objection to the assumption and assignment thereof to Buyer and any appeal from the Approval Order relating to such assumption and assignment is expressly limited solely to the issue of the cure amount and is not otherwise an objection to or appeal of the fundamental issue of whether the assumption and assignment thereof may be made to Buyer under this Agreement).

             4.2.9 Certified Copies. There shall have been delivered to the Buyer a certified copy of the Sale Procedure Motion, Procedure Order, the Sale Motion, the Affidavit of Service, the Approval Order, and of the docket of the Case.

             4.2.10 Hart-Scott-Rodino Antitrust Improvements Act of 1976. All applicable waiting periods relating to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated and any proceedings that may have been filed or instituted thereunder shall have been satisfactorily concluded. In the event this condition is not satisfied as of the Outside Date which is 60 days from the Execution Date, and provided all other of Buyer's conditions to close set forth in Section 4.2 are then satisfied, Buyer agrees to consent to one extension of the Outside Date for an additional 30 day period.

      4.3 Termination. If any of the conditions stated in Sections 4.1 or 4.2, is neither satisfied nor waived on or before the date by which the condition is required to be satisfied, the party who is not then in default hereunder may terminate this Agreement by delivering to the other written notice of termination. Any waiver of a condition, pursuant to this Section 4.3, shall be effective only if such waiver is stated in writing and signed by the waiving party; provided, however, that the consent of a party to the Closing shall constitute a waiver by such party of any conditions to Closing not satisfied as of the Closing Date.

      4.4 No Specific Performance. Neither party hereunder shall be entitled to specific performance of this Agreement.

5.   Liabilities in Event of Termination.

      5.1 Sale to a Third Party; Break-Up Fee. The Seller and the Buyer agree that the Buyer has expended substantial funds and other resources in connection with the transaction, including costs in connection with legal and business due diligence; that the Buyer will suffer substantial harm if the transaction represented by this Agreement is not consummated (because it will then be impossible to realize benefits that would arise from the transaction); that the amount of such harm cannot be estimated; and that it would be unfair for the Buyer to bear such harm in view of the fact that both the Buyer, on the one hand, and the Seller, on the other hand , hope to benefit from this transaction. Accordingly, in the event all or any portion of the Property are sold to any person other than the Buyer pursuant to a higher or better offer approved by the Bankruptcy Court, without a Buyer Default Termination having occurred, then Buyer shall have no further liability hereunder to Seller and (a) the Escrow Agent shall deliver the Deposit and all interest accrued thereon to the Buyer, and (b) the Seller shall pay to the Buyer a fee equal to $650,000 (the "Break-up Fee"). The Break-up Fee payable by the Seller to the Buyer hereunder shall be paid not later than the time of the closing of any sale or sales of all or a portion of the Property from the first proceeds received by Seller from such sale or sales.

      5.2 Termination Other Than a Buyer Default Termination. In the event that Buyer is not entitled to the Break-up Fee but the transaction contemplated by this Agreement fails to close for any reason (other than by reason of a Buyer Default Termination) including because this Agreement is not approved by the Bankruptcy Court or the transaction fails to close by reason of the Seller's failure to perform its obligations under this Agreement, the occurrence of the Outside Date, a termination pursuant to Section 9.4.1.1 or any other of Buyer's conditions to close set forth in Section 4.2 are not satisfied, then Buyer shall have no further liability hereunder to Seller and, in addition to any other remedies Buyer may have, Buyer shall be entitled to return of the Deposit by the Escrow Agent (together with all interest earned thereon) and, excepting only a termination by the sole reason of the Buyer's conditions to close in either of
Section 4.2.6, 4.2.8 or 4.2.10 not being satisfied, Buyer shall also be entitled to payment of its expenses for reasonable documented out-of-pocket costs and fees and expenses of Buyer's lawyers, accountants and other professional advisers in connection with the due diligence, negotiation, documentation of the transaction, such costs, fees, and expenses to be subject to Bankruptcy Court approval (as to reasonableness) and not to exceed $450,000 (the "Expense Reimbursement"). The Expense Reimbursement payable by the Seller to the Buyer hereunder shall be paid not later than the time of the closing of any sale or sales of all or a portion of the Property from the first proceeds received by Seller from such sale or sales.

      5.3 Termination As A Consequence Of A Buyer Default Termination. In the event this Agreement terminates as a result of a Buyer Default Termination, Seller's sole and exclusive remedy shall be strictly limited to (x) the retention of the Property and of the Deposit (together with the interest earned thereon) as liquidated damages, and (y) any actual damages the Seller has sustained, after application of the Deposit (together with any interest thereon), up to $1,500,000. In no event shall Buyer have any liability to Seller hereunder in excess of the aggregate of the Deposit (together with any interest thereon) plus $1,500,000 in the event this Agreement terminates as a result of a Buyer Default Termination, and any claim, right, cause of action or liability by Seller against Buyer in excess of the Deposit (together with any interest thereon) plus $1,500,000 is hereby fully released and forever discharged. In no event shall Buyer have any liability to Seller for special, consequential or punitive damages, and any claim, right, cause of action or liability for any damages that are special, consequential or punitive (or are other than up to $1,500,000 for actual damages) or for specific performance of this Agreement is hereby fully released and forever discharged.

6. Seller's Representations and Warranties. Seller hereby makes the following representations and warranties to Buyer:

      6.1 Validity of Agreement. Upon obtaining the Approval Order, this Agreement shall constitute the valid and binding obligation of Seller enforceable in accordance with its terms.

      6.2 Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement, any other agreements relating to the transactions contemplated hereby, and any instruments of transfer and conveyance to which the Sellers are a party will upon execution by a duly authorized officer of the Seller at the Closing be, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their terms. Subject to the applicable provisions of bankruptcy law, Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and, subject to the Seller's obtaining the Approval Order, to execute, deliver and perform this Agreement and all writings relating hereto. As of the date of this Agreement, no claim has been asserted by any person to prevent or in any way limit the use or exercise by the Seller of any of the Property or challenging the validity or effectiveness of the Seller's ownership thereof.

      6.3 No Conflicts or Violations. Upon obtaining the Approval Order, the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Seller do not and will not: (i) conflict with or result in a breach of the articles of incorporation or the by-laws of Seller;
(ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Seller is a party or by which Seller or its assets or properties may be bound.

     6.4 Title to Property. To the Seller's knowledge (which consists of information known to Seller's senior management), Seller will convey the Property upon entry of the Approval Order free and clear of all liens, claims, encumbrances, and interests, excepting only Assumed Liabilities. At the Closing, Seller will transfer all of its right, title, and interest in and to all the property to Buyer, free and clear of any liens, claims or encumbrances, subject to the Assumed Liabilities, as described in Section 2.2, and the prorations required by 3.10 hereof.

     6.5 Transactions with Affiliates. No affiliate of the Seller is a competitor, customer or supplier of the Seller or the Business.

     6.6 Operations in Conformity With Law, etc. As of the date hereof, there are no pending post-petition claims, contested matters, adversary proceedings, claims threatened in writing, investigations, lawsuits or administrative proceedings against the Seller or any employee of the Seller (in his capacity as such or as a result of conduct during the course of employment) that pertain to the Business or the Property nor, to the Seller's knowledge, any basis therefor, except the contested matter commenced by the Sale Motion.

     6.7 Executory Contracts. As of the Closing Date, the Seller has delivered true and correct copies (or true and current summaries in the case of oral agreements) of all contracts, agreements, deeds, mortgages, leases, licenses, instruments, commitments, undertakings, arrangements or understandings, written or oral, as amended or modified, relating to the Business or the Property to which or by which the Seller is a party or otherwise bound or to which or by which any of the Property is subject or bound, including without limitation all documents and instruments referenced in Section 6.8.

     6.8 Property Used In Connection With the Business. To the Seller's knowledge (which consists of information known to Seller's senior management), the Real Property Lease and Related Agreements are all of the leases and agreements relating to the Real Property. As of the Execution Date, to the Seller's knowledge (which consists of information known to Seller's senior management), the Other Leases and Contracts listed on EXHIBITS 1.1.4(I) AND 1.1.4(II) are all of the equipment, personal property and intangible personal property leases, rental agreements, licenses, contracts, agreements, contracts, leases, orders, purchase orders, and similar arrangements to which Seller is a party relating to the Property or the Business. To the Seller's knowledge (which consists of information known to Seller's senior management), the intangible personal property listed in EXHIBIT 1.1.5, includes all intangible personal property, including all trademarks, service marks, copyrights, patents and applications or licenses therein, whether or not registered, owned or held by Seller and used or necessary to be used in connection with the Property or the Business.

     6.9 Condition of the Property. As of the Closing Date, the Property shall be in good working order and shall be free of material damage caused or incurred subsequent to May 27, 2000 by reason of any casualty or environmental contamination.

      6.10 Sufficient Intellectual Property. To the Seller's knowledge (which consists of information known to Seller's senior management), the Buyer will, upon transfer of the Property at the Closing (if Buyer assumes all items listed on EXHIBIT 1.1.5), possess adequate rights, licenses and other authority to use all trade names, registered and unregistered trademarks and service marks and all related applications, patents, patent rights and all related applications, copyrights, brand names, logos, designs, drawings, formulas, and other names, marks and proprietary rights necessary to conduct the operations of the Business as now conducted. No partner, officer or employee of the Seller has any interest in any Intellectual Property used in connection with the Business.

      6.11 Employee Benefits. As of the Closing, there shall be no severance pay or employee benefit obligations of any nature which shall become binding on the Buyer, whether or not the Buyer thereafter hires any of the Seller's employees. Seller will pay and have paid all earned payroll for employees through the Closing Date.

      6.12 Collective Bargaining Agreements. The Seller is not party to any collective bargaining agreement, and to the Seller's knowledge, no employee organizing activity related to the Business has taken place.

      6.13 Sterling Lease and Sterling Option. To the Seller's knowledge (which consists of information known to Seller's senior management), there are no leases, subleases or other agreements, written or oral, with respect to the use or occupancy of the Real Property or the Improvements, other than the Sterling Lease. No party is in actual possession of any portion of the Real Property or Improvements other than the Seller. The Seller has delivered to the Buyer a true, accurate and complete copy of the Sterling Lease and the Sterling Option. Each of the Sterling Lease and the Sterling Option is legal, valid, binding and enforceable. Each of the Sterling Lease and the Sterling Option is in full force and effect and will continue in full force and effect following the consummation of the transactions contemplated hereby. The Seller is not in default under either the Sterling Lease or the Sterling Option and has not received or given any notice of default thereunder, and no other party to either of the Sterling Lease or the Sterling Option is in default thereunder.

      6.14 Subdivision. To the Seller's knowledge (which consists of information known to Seller's senior management), the Real Property has been lawfully subdivided into two (2) buildable lots, one known as Lot 1, consisting of 6.89 acres, and the other known as Lot 2, consisting of 4.78 acres, as shown on the subdivision plat recorded with the land records of Loudoun County, Virginia in Deed Book 1631, at Page 1575. To the Seller's information and knowledge (which consists of information known to Seller's senior management), each of the lots resulting from such subdivision complies in all respects with all applicable laws, by-laws, ordinances, codes, rules, regulations, orders and other lawful requirements of governmental bodies having jurisdiction.

      6.15 Compliance with Laws. To the Seller's knowledge (which consists of information known to Seller's senior management), the Real Property and Improvements, and the present uses thereof, are in compliance with all applicable laws, by-laws, ordinances, codes, rules, regulations, orders and other lawful requirements of governmental bodies having jurisdiction. The Seller has not received any notice, and to the Seller's knowledge, no notices have been issued, indicating that there exists at the Real Property any violation of any such laws or other legal requirements that has not been corrected or remedied. The Seller has no knowledge, and has not received any notice, of any environmental, zoning or other land use regulation proceedings, either instituted or planned to be instituted, that could detrimentally affect the use or operation of the Real Property or the Improvements for their intended purpose, or any of the Seller's rights under either the Sterling Lease or the Sterling Option.

      6.16 Institutional Lenders. To the Seller's knowledge (which consists of information known to Seller's senior management), Seller has no secured bank or other secured institutional lenders other than the lenders under Seller's Credit Agreement dated as of January 29, 1998, as amended, under which Bankers Trust Company is the agent for such lenders.

7. Buyer's Representations and Warranties. Buyer hereby makes the following representations and warranties to Seller:

      7.1 Validity of Agreement. All action on the part of Buyer necessary for the authorization, execution, delivery and performance of this Agreement by Buyer, including, but not limited to, the performance of Buyer's obligations hereunder, has been duly taken. This Agreement, when executed and delivered by Buyer, shall constitute the valid and binding obligation of Buyer enforceable in accordance with its terms.

      7.2 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement and all writings relating hereto.

      7.3 No Conflicts or Violations. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Buyer do not and will not: (i) conflict with or result in a breach of the articles of incorporation or by-laws of Buyer; (ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Buyer is a party or by which Buyer or its assets or properties may be bound.

      7.4 Financing. Buyer has sufficient funds available to consummate the transactions contemplated hereby.

8. "AS IS" Transaction. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE PROPERTY, THE PHYSICAL CONDITION OF THE PROPERTY OR WHICH IS THE SUBJECT OF ANY OTHER LEASE OR CONTRACT TO BE ASSUMED BY BUYER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS WHICH ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY BUYER AT THE CLOSING, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE PROPERTY (OR ANY PORTION THEREOF), THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE PROPERTY OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PROPERTY. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PROPERTY AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PROPERTY AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PROPERTY, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 6, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, SUBJECT TO BUYER'S RIGHT TO EXCLUDE CERTAIN ASSETS AND LIABILITIES, BUYER WILL ACCEPT THE PROPERTY AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS."

9.   Conduct and Transactions Prior to Closing.

      9.1 Access to Records and Properties of Seller. From and after the date of this Agreement until the Closing Date, Seller shall, upon reasonable advance notice, afford to Buyer's officers, independent public accountants, counsel, lenders, consultants and other representatives, reasonable access during normal business hours to the Property and all records pertaining to the Property or the Business. Buyer, however, shall not be entitled to access to any materials containing privileged communications or information about employees, disclosure of which might violate an employee's reasonable expectation of privacy. The Sellers shall use their reasonable good faith efforts to provide such financial information of Seller that Buyer requests to the extent such information exists. Seller shall permit Buyer to contact employees and take other steps necessary to achieve a smooth transition.

      9.2 Operation of Seller's Business Pending Closing. Unless Buyer otherwise consents, during the period prior to the Closing Date, Seller shall operate the Business as currently operated and only in the ordinary course of business and, consistent with such operation, shall use commercially reasonable efforts to preserve intact the Business and its relationships with employees and persons having dealings with it. Without limiting the generality of the foregoing, without the prior consent of the Buyer, through and until the Closing
Date:

             9.2.1 The Seller shall not (a) solicit or enter into new purchase orders with existing or new suppliers, other than for inventory reasonably deemed necessary for continued operations through the Outside Date or
(b) enter into equipment, personal property or intangible personal property leases, rental agreements, licenses, contracts, agreements, contracts, leases or similar arrangements relating to the Property or the Business.

             9.2.2 The Seller shall not agree to any offset against any outstanding receivable, other than offsets reflected in the Closing Receivables Statement in accordance with Section 3.4.2.

             9.2.3 The Seller shall use only such of its inventory as is necessary to fill purchase orders entered into in the ordinary course of its business and shall not sell any inventory in bulk.

             9.2.4 The Seller shall not enter into or perform any transactions with affiliates, or into transactions other than on an arm's length basis.

             9.2.5 Beginning as of the Execution Date, Seller's panel throughput shall not drop below either of (x) 1,000 panels per week and (y) 1,500 panels per week based on a rolling four week average; and Seller shall continue to employ (in full-time active employment) at least 350 of the employees employed by the Seller as of the date of this Agreement.

             9.2.6 Transactions between Buyer and Seller shall be conducted on an arm's length basis and all purchase orders initiated by or behalf of Buyer shall be subject to the express approval of the Chief Executive Officer, President or Chief Operating Officer of Seller, it being understood by Buyer that Seller has no obligation to Buyer to accept any purchase order initiated by or on behalf of or for the account of the Buyer.

      9.3 Hart-Scott Rodino Cooperation. Buyer and Seller shall cooperate with each other (at their respective sole cost and expense) to comply with, and provide the information required by, the pre-merger notification and waiting period rules of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (codified in Section 18(a) of Title 15, U.S. Code), in any Federal Trade Commission regulations, and in any provisions or regulations of or relating to the Clayton Act. In that connection, Buyer and Seller shall use diligent efforts to make their joint pre-merger notification filing with the Federal Trade Commission no later than 5 days following the Execution Date.

      9.4    Bankruptcy Court Action.

             9.4.1 Bankruptcy Court Approval of Sale Procedure. Promptly following the Execution Date (and in no event later than ten (10) business days thereafter), the Seller will file a motion (the "Sale Procedure Motion") with the Bankruptcy Court requesting the entry of an order (the "Procedure Order"), such Sale Procedure Motion and Procedure Order to be in form and content reasonably satisfactory to Buyer, setting forth the following procedures:

(a) fixing the time, date, and location of a hearing (the "Approval Hearing") to approve Seller's consummation of this agreement,

(b) establishing a notice period of not less than 20 days or greater than 30 days.

(c) fixing the time and date of an auction (the "Auction") to be held at the offices of Traub, Bonacquist & Fox LLP, 655 Third Avenue, New York, NY at which higher and better offers may be presented to the Seller,

(d) if Seller receives from a third party a higher and better offer at the Auction, and such third party offer is subsequently approved by the Bankruptcy Court and closes as provided by its terms, then Seller will pay to Buyer the Break-up Fee in accordance with Section 5,

(e)  approves the Expense Reimbursement set forth in Section 5,

(f) approves the limitations on liability by Buyer set forth in Sections 2.1.2 and 5.3 in the event this Agreement terminates as a result of a Buyer Default Termination,

(g)  approves the dispute resolution procedures set forth in Section 3.5.3,

(h) provides no prospective purchaser will be permitted to bid at the Auction unless such party has been deemed "financially qualified" by Houlihan Lokey Howard & Zukin Capital ("HLHZ"), Seller's investment banker,

(i) no prospective purchaser who bids for the Property at Auction shall be entitled to purchase the Property unless such prospective purchaser offers to purchase the Property for cash consideration which is at least $1,000,000 greater than the cash consideration set forth in this Agreement and otherwise on terms at least as favorable to the Seller as those set forth in this Agreement,

(j) after any initial overbid, all further overbids must be in increments of at least $100,000 (less, in the case of Buyer, the amount of the Break-up
     Fee),

(k) any prospective purchase who submits a bid must include a deposit with the bid equal to $1,500,000, and

(l) should overbidding take place, the Buyer shall have the right, but not the obligation, to participate in the overbidding and to be approved as the overbidder at the Approval Hearing based upon any such overbid.

Following the filing of the Sale Procedure Motion, the Seller shall use reasonable efforts to obtain the Procedure Order (the date on which the Procedure Order is entered and becomes final is referred to herein as the "Sale Procedure Date").

                      9.4.1.1 Termination Right. Buyer shall have the right to terminate this Agreement for any non-compliance with the requirements set forth in Section 9.4.1 provided that Buyer does so within 24 hours of its receipt of actual notice of entry by the Bankruptcy Court of an order ruling on the Sale Procedure Motion. Such notice of termination shall be effective when sent and may be sent by Buyer to Seller by facsimile, c/o Steven Fox, esq.,
(212) 476-4787. Upon such a termination, the Escrow Holder shall deliver to the Buyer the Deposit (together with any interest earned thereon).

             9.4.2 Bankruptcy Court's Approval of Sale. Promptly following the Execution Date, and contemporaneously with the filing of the Sale Procedure Motion, Seller shall file a motion with the Bankruptcy Court (the "Sale Motion") requesting entry of an order (the "Approval Order"), said Sale Motion to be in form and content reasonably satisfactory to Buyer. Said Approval Order shall (i) approve the sale of the Property to Buyer on the terms and conditions set forth in this Agreement and authorize the Seller to proceed with this transaction,
(ii) includes a specific finding that Buyer is a good faith purchaser of the Property, (iii) state that the sale of the Property to Buyer shall be free and clear of all liens, claims, interests and encumbrances whatsoever (except only for Assumed Liabilities as and to the extent expressly provided in this Agreement), and (iv) contain the provisions required by Section 3.6, approve the Seller's assumption and assignment pursuant to Section 365 of the Bankruptcy Code of all of the Real Property Lease and Related Agreements and all of the Other Leases and Contracts listed on Schedule 3.6, find void and unenforceable any provision which prohibits, restricts or conditions the assignment of any of the Real Property Lease and Related Agreements or any of the Other Leases and Contracts, find that the time to assume such has not expired and that such are in full force and effect and free from default (other than for specified cure amounts) and order the Seller to pay any cure amounts or accruals payable to the other parties to the foregoing (other than cure amounts to be paid by Buyer listed in Schedule 2.2.1) as a condition to such assumption and assignment. Following the filing of the Sale Motion, the Seller shall use reasonable efforts to obtain entry of the Approval Order. The Approval Order shall be entered by the Bankruptcy Court not later than 50 days (including non-business days) following the Execution Date, and the terms of the Approval Order shall comply with the terms of this Agreement and shall be in form and content reasonably satisfactory in all respects to the Buyer. Both Buyer's and Seller's obligations to consummate the transactions contemplated in this Agreement which the Buyer and Seller may hereafter enter into shall be conditioned upon the Bankruptcy Court's entry of the Approval Order and the satisfaction of the criteria therefor set forth above.

10.  Miscellaneous.

      10.1   [Intentionally left blank]

      10.2 Reasonable Access to Records and Certain Personnel. So long as the Case is permit Seller's counsel and other professionals employed in the Case reasonable access to the financial and other books and records relating to the Property or the Business (whether in documentary or data form) for the purpose of the continuing administration of the Case (including, without limitation, the pursuit of any avoidance, preference or similar action), which access shall include (a) the right of such professionals to copy, at the Seller's expense, such documents and records as they may request in furtherance of the purposes described above, and (b) Buyer's copying and delivering to Seller or its professionals such documents or records as they may request, but only to the extent Seller or its professionals furnishes Buyer with reasonably detailed written descriptions of the materials to be so copied and Seller reimburses the Buyer for the reasonable costs and expenses thereof.

      10.3 Employees. On and after the Closing Date, Buyer shall have the right, but not the obligation, to solicit and to hire any or all of Seller's employees as new employees of Buyer.

      10.4 Notices. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by either party to the other may be effected by personal delivery in writing, or by nationally recognized overnight courier, and shall be deemed communicated as of the date of mailing. Mailed notices shall be addressed as set forth below, but each party may change his address by written notice in accordance with this paragraph.

          To Seller:         Automata International, Inc.
                             1200 Severn Way
                             Sterling, Virginia 20166
                             Attn:  Chief Operating Officer

          With a copy to:    Traub, Bonacquist & Fox LLP
                             655 Third Avenue
                             New York, NY  10017
                             Attn:  Steven Fox, Esq.

          To Buyer:          Dynamic Details, Virginia, Incorporated
                             1220 Simon Circle
                             Anaheim, CA 92806
                             Attn:  Joseph Gisch
                                    Chief Financial Officer

          With a copy to:    Dynamic Details, Incorporated
                             1220 Simon Circle
                             Anaheim, CA 92806
                             Attn:  Joseph Gisch
                                    Chief Financial Officer

          With a copy to:    Ropes & Gray
                             One International Place
                             Boston, MA  02110
                             Attn:  Alfred O. Rose, Esquire
                                    Steven T. Hoort, Esquire

      10.5 Entire Agreement. This instrument and the documents to be executed pursuant hereto contain the entire agreement between the parties relating to the sale of the Property. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the party to be charged.

      10.6 Modification. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the parties hereto.

      10.7 Closing Date. All actions to be taken on the Closing pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected.

      10.8 Severability. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive. Notwithstanding the foregoing, if the Seller cannot comply with the conditions to Closing, this Agreement is void at Buyer's election, whereupon the Deposit together with all interest earned thereon shall be refunded to Buyer.

      10.9 Captions. All captions and headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.

      10.10 Further Assurances. Each party hereto will execute, acknowledge and deliver any further assurance, documents and instruments reasonably requested by any other party hereto for the purpose of giving effect to the transactions contemplated herein or the intentions of the parties with respect thereto.

      10.11 Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

      10.12 Brokerage Obligations. Seller is represented by HLHZ as its exclusive sale agent with respect to the transactions contemplated herein pursuant to an order entered or to be by the Bankruptcy Court and HLHZ's commission, fees and expenses are to be paid by the Seller in accordance with the terms and provisions of such order. The Seller and the Buyer each represent and warrant to the other that, except for HLHZ, such party has incurred no liability to any real estate broker or other broker or agent with respect to the payment of any commission regarding the consummation of the transaction contemplated hereby. Except for any claims of HLHZ (which are to be handled and satisfied by Seller in accordance with the above referenced order), it is agreed that if any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder's fees, or commissions are ever asserted against Buyer or the Seller in connection with this transaction, all such claims shall be handled and, to the extent liability is established, paid by the party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party entitled to indemnification), protect, and save and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.

      10.13 Payment of Fees and Expenses. Each party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the transaction described herein.

      10.14 Survival. Except for the covenants and agreements to be performed after the Closing Date, none of the respective representations, warranties, covenants and agreements of Seller and Buyer herein, shall survive the Closing, except that the following sections hereof shall survive the closing: Section 2.3, 3.6, 3.7, 3.11, 3.12 and 10, inclusive of all subsections to each of the foregoing.

      10.15 Assignments. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto, provided however, Seller may make a collateral assignment of its rights hereunder to Bankers Trust Company, as Agent, provided any such assignment shall not relieve Seller of any of its obligations, hereunder.

      10.16 Binding Effect. Subject to the provisions of Section 10.15 above, this Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto.

      10.17 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware.

      10.18 Good Faith. All parties hereto agree to do all acts and execute all documents required to carry out the terms of this Agreement and to act in good faith with respect to the terms and conditions contained herein before and after Closing.

      10.19 Construction. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either party hereto.

      10.20 Counterparts. This Agreement may be signed in counterparts. The parties further agree that this Agreement may be executed by the exchange of facsimile signature pages.

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

      10.21 Time is of the Essence. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.

      10.22 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person or entity, other than the parties hereto and their permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement, the Procedure Order or any provision contained herein or in any exhibit attached hereto.

      10.23 Bankruptcy Court Jurisdiction. BUYER AND SELLER AGREE THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION DURING THE CASE OVER ANY DISPUTE BETWEEN BUYER AND SELLER, AND SHALL OTHERWISE HAVE NON-EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND MATTERS, IN EACH EVENT RELATING TO ANY OF (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO AND/OR (ii) THE PROPERTY AND/OR ASSUMED LIABILITIES, AND BUYER AND SELLER EACH EXPRESSLY CONSENTS TO SUCH JURISDICTION.

      10.24 Execution By Dynamic Details, Incorporated. Dynamic Details, Incorporated has executed this Agreement solely for the purposes of assenting to its execution and delivery of the limited guaranty referenced in Section 4.1.3.

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

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

     Buyer:                  Dynamic Details, Incorporated, Virginia, a
                             Delaware corporation

                             By: /s/ JOSEPH GISCH
                                 -----------------------
                             Name: Joseph Gisch

                             Vice President and Chief Financial Officer

     Seller:                 Automata International, Inc.
                             Debtor and Debtor In Possession

                             By: /s/ KEVIN KELLY
                                 -----------------------
                             Name: Kevin Kelly

                             President

     Limited Guarantor:

The undersigned assents to the provisions of Section 4.1.3

Dynamic Details, Incorporated


By:  /s/ JOSEPH GISCH
    -----------------
Name: Joseph Gisch

Vice President and Chief Financial Officer

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

                                 Exhibits List
                                 -------------



Exhibit No.


1.1.1       Description of the Real Property

1.1.3       Personal property

1.1.4(i)    Other Leases

1.1.4(ii)   Other Contracts

1.1.5       Intangible Property

1.2 (iii)   Excluded assets due Seller from liquidation of its U.K. subsidiary

1.2(iv)     Excluded other real property interests

1.2(vii)    Other excluded assets

2.2.1       Cure amounts to be paid by Buyer

2.2.2       Potential Additional Assumed Liabilities

3.3.1       Approved Criteria

3.6         Other Leases and Contracts being assumed by Buyer as of the Closing
            Date

3.8.1 Assignment and Assumption Agreement (for Real Property Lease and Related Agreements)

3.8.2       Assignment and Assumption Agreement (for Other Leases and Contracts)

3.8.3       Bills of Sale

3.10 Deposits being held by third parties on Real Property Lease and Related Agreements and on Other Leases and Contracts

4.1.3       Limited Guaranty by Dynamic Details, Incorporated



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